Exhibit 99.1

NEWS RELEASE

Investors:	Media:
Jason Korstange	Mark Goldman
(952) 745-2755	(952) 475-7050
jkors@tcfbank.com	news@tcfbank.com

FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION  200 Lake Street East, Wayzata, MN 55391-1693

TCF FINANCIAL CORPORATION PROMOTES
CRAIG R. DAHL TO PRESIDENT

WAYZATA, Minn. – March 24, 2015 –TCF Financial Corporation (“TCF”) (NYSE:TCB) announced today that Craig R. Dahl, currently vice chairman and executive vice president, has been promoted to president and expands his responsibilities to include retail banking and information technology. Dahl will continue to oversee TCF’s lending businesses, including TCF Equipment Finance, TCF Inventory Finance, Winthrop Resources Corporation, Gateway One Lending and Finance, Commercial Banking and Retail Lending. Dahl will continue to report to chairman and chief executive officer William A. Cooper.

“TCF has always placed a priority on building a highly effective and deeply experienced leadership team with diverse perspectives that enables us to execute our strategy and provide value for our customers, team members and shareholders,” said Cooper. “Craig has proven during his 16-year tenure with TCF, and throughout his extensive financial services career, that he can build strong, disciplined teams that deliver high-quality growth and provide innovative solutions to customers. He has grown TCF’s portfolio of national lending businesses from a small, niche business segment into a key revenue and profit growth driver. In addition, his leadership over our commercial banking and consumer real estate businesses has enabled their significant credit quality improvement and new market expansion. Craig also has been instrumental in the recruitment and development of many TCF executives who hold significant leadership positions in the company today.  I am confident that, in this new role, Craig will help drive the next phase of TCF’s strategic plan.”

“Craig’s progression of responsibility at TCF demonstrates our commitment to growing and developing strong executives who provide the continuity and background necessary to lead the organization forward. In his new role, Craig will continue to expand his influence on TCF’s businesses. TCF’s Board has full confidence in Craig and the entire executive leadership team to execute our vision for the company and drive significant shareholder value for years to come.”

Dahl joined TCF in 1999 as president and chief executive officer of TCF Equipment Finance, Inc. He later was named president and chief executive officer of Winthrop Resources Corporation. Prior to joining TCF, Dahl held a number of leadership positions with a major financial services company for 22 years. He holds a bachelor’s degree in political economics from Princeton University and is a native of International Falls, Minnesota.

About TCF

TCF Financial Corporation is a Wayzata, Minnesota-based national bank holding company. As of December 31, 2014, TCF had $19.4 billion in total assets and 379 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona, South Dakota and Indiana, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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